Exhibit 99.1

An update to our summer 2022 schedule

This weekend, American will publish a revised summer schedule, reducing our flying versus our prior plans due to Boeing’s continued inability to deliver our 787-8 aircraft. We are taking a proactive approach to reduce the negative impact Boeing’s delays could have on our business and our customers.

We had expected Boeing to deliver all 13 of our delayed 787-8 aircraft in 2022, but we now expect to receive only 10 787-8s this year, with the remaining aircraft now scheduled for delivery in 2023.

Regrettably, this ongoing Boeing delivery issue has forced us to:

•Delay the launch of our DFW–TLV flight
•Temporarily suspend service on our SEA–LHR, DFW–SCL and LAX–SYD routes
•Reduce MIA–GRU to single daily service

Our 787-8 aircraft are an essential part of our fleet. And despite the ongoing delay, we still have tremendous confidence in the aircraft and will continue to work with Boeing on their delivery. In addition, as previously stated, Boeing has advised us that they will compensate us for their inability to deliver the aircraft.

Further reducing our international flying this summer is a difficult decision, but ultimately, it’s the right one for our team members and customers. American will continue to offer almost 6,000 peak-day departures this summer, more than any other airline. While we are disappointed in the continued delay of our 787-8 deliveries, we remain focused on running a reliable operation on our path to profitability by delivering for our customers the best global network.